10f-3 Transactions Summary

Set forth below is a summary of the transactions made pursuant to the Funds' 10f-3 procedures for the period
June 1, 2007 through November 30, 2007.

Fund
Intermediate Muni Bond Fund
Security
Triborough Bridge and Tunnel Authority (MTA Bridges and Tunnels)
General Revenue Bonds, Series 2007A
Advisor
EIMCO
Transaction
 Date
6/13/07
Cost
$5,000,000
Offering Purchase
2.22%
Broker
Underwriting
Lehman Brothers
Syndicate
UBS Investment Bank
Bear Stearns & Co. Inc.
JP Morgan
Wachovia Bank, N.A.